UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material under Rule 14a-12

CHINA BIOLOGIC PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2013

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of China Biologic Products, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 28, 2013, at 10 a.m., Beijing time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China, for the following purposes:

1.

To elect the three individuals listed in the accompanying Proxy Statement to the Board of Directors of the Company, each to serve until the 2016 annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the selection by the Audit Committee of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To have an advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you owned our common stock at the close of business on April 30, 2013, you may attend and vote at the Annual Meeting.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this Notice. Our 2012 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

Sincerely,

/s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer
April 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 28, 2013

This Notice and Proxy Statement and our 2012 Annual Report are available online at
https://www.iproxydirect.com/CBPO.

In accordance with the Securities and Exchange Commission (“SEC”) rules and regulations, we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about May 7, 2013, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time, and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
__________________________

PROXY STATEMENT
__________________________

The Board of Directors (the “Board”) of China Biologic Products, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) is furnishing this proxy statement (the “Proxy Statement”) and the accompanying proxy to you to solicit your proxy for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 28, 2013, at 10 a.m., Beijing time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about May 7, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this Proxy Statement?

You have received this Proxy Statement and our 2012 annual report (the “Annual Report”) because our Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters described in this Proxy Statement. These actions include the election of three director nominees listed in this Proxy Statement to the Board of Directors as Class I directors1; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”); and an advisory (that is, non-binding) vote on executive compensation. An additional purpose of the Annual Meeting is to transact any other business that may properly come before the Annual Meeting and any and all adjournments or postponements of the Annual Meeting.

Who can attend the Annual Meeting?

__________________________
       1 Our classified board consists of three classes of directors: Class I directors currently consist of Mr. David (Xiaoying) Gao, Dr. Bing Li and Mr. Charles (Le) Zhang, with term expiring in 2013; Class II directors currently consist of Mr. Sean Shao and Prof. Wenfang Liu, with term expiring in 2014; and Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2015. See Proposal No. 1 – Election of Directors for details.

All stockholders of record at the close of business on April 30, 2013 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on three proposals at the Annual Meeting:

  the election of three director nominees listed in this Proxy Statement to the Board of Directors as Class I directors, each to serve until the 2016 annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;
  the ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2013; and
  an advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2012.

What are the Board’s recommendations?

Our Board recommends that you vote:

  FOR election of the three director nominees listed in this Proxy Statement to the Board of Directors as Class I directors;
  FOR ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2013; and
  FOR approval of the compensation of our named executive officers for the year ended December 31, 2012.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on April 30, 2013, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 26,845,101 shares of our common stock outstanding. Holders of common stock as of the Record Date are entitled to one vote for each share held for each of the proposals. No other class of voting securities is outstanding on the date of mailing of this Proxy Statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered, with respect to those shares, the “stockholder of record.” This proxy and our Annual Report have been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy and the Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in with your proxy materials.

How do I vote my shares?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail, if you received a printed set of the proxy materials.

By Internet – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement (the “Notice”), or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Beijing time, on June 27, 2013.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  FOR election of the three director nominees listed in this Proxy Statement to the Board of Directors as Class I directors;

  FOR ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2013; and

  FOR approval of the compensation of our named executive officers for the year ended December 31, 2012.

Each share of common stock is entitled to one vote.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal No. 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

What is required to approve each item?

  For Proposal No. 1 (election of Class I directors), the three director nominees receiving a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, shall be elected as the Class I directors. Abstentions and broker non-votes are not counted for purposes of the election of directors.

  According to our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes "withheld" from his/her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his/her resignation to the Board following certification of the stockholder vote.

  In the event of a tendered resignation following a Majority Withheld Vote, the Governance and Nomination Committee will thereafter promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, and the Board shall promptly act upon such recommendation. In considering what action to recommend with respect to the tendered resignation, the Governance and Nomination Committee will take into account all factors deemed relevant by the members of the Governance and Nomination Committee including, without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the board of directors, the director's contributions to us, and our Corporate Governance Guidelines.

  For Proposal No. 2 (ratification of independent auditors) and Proposal No. 3 (advisory vote on executive compensation), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.

  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker has authority to vote the shares for routine matters.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director nominee.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations as set forth herein. In addition, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to your shares being voted. You may revoke your proxy prior to your shares being voted by calling 1-866-752-VOTE (8683), or by accessing the Internet website https://www.iproxydirect.com/CBPO, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Corporate Secretary at China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, or by attending and voting in person at the Annual Meeting. Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies granted according to the instructions set forth herein will be voted in the same manner as the proxies would have been voted at the previously convened Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Annual Meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

What is “householding?”

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.

Any stockholders who wish to opt out of, or wish to begin, householding may contact our Corporate Secretary through one of the following methods:

  by sending a written request by mail to:

  China Biologic Products, Inc.
  18th Floor, Jialong International Building
  19 Chaoyang Park Road
  Chaoyang District, Beijing 10012
  People’s Republic of China
  Attention: Corporate Secretary

  by calling our Corporate Secretary, at (+86) 10-6598-3111.

Are there any rules regarding admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the Record Date. Before we admit you to the Annual Meeting, we must be able to confirm:

  Your identity by reviewing a valid form of photo identification, such as your passport; and

  You were, or are validly acting for, a stockholder of record on the Record Date by:

  verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;

  reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or

  reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder of record or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on April 30, 2013, you will not be admitted to the Annual Meeting.

At the entrance to the Annual Meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, as your proof of ownership, and any written proxy you present as the representative of a stockholder. We will decide in our sole discretion whether the documentation you present for admission to the Annual Meeting meets the requirements described above.

How do I learn the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact our Corporate Secretary:

  by mail to:

  China Biologic Products, Inc.
  18th Floor, Jialong International Building
  19 Chaoyang Park Road
  Chaoyang District, Beijing 10012
  People’s Republic of China
  Attention: Corporate Secretary

  by telephone at (+86) 10-6598-3111.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names of our current directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

NAME	AGE	POSITION
David (Xiaoying) Gao(1)	62	Chairman of the Board, Chief Executive Officer (the “CEO”) and President
Sean Shao(1)	56	Director
Yungang Lu(1)	49	Director
Bing Li(1)	44	Director
Wenfang Liu(1)	75	Director
Zhijun Tong(1)	53	Director
Albert (Wai Keung) Yeung(1)	70	Director
Charles (Le) Zhang(1)	41	Director
Ming Yang	41	Chief Financial Officer (the “CFO”)
Ming Yin	35	Senior Corporate Vice President
Zhijing Liu	59	Corporate Vice President
________________
(1)

Our classified board consists of three classes of directors. Class I directors currently consist of Mr. David (Xiaoying) Gao, Dr. Bing Li and Mr. Charles (Le) Zhang, with term expiring in 2013. Class II directors currently consist of Mr. Sean Shao and Prof. Wenfang Liu, with term expiring in 2014. Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2015. See Proposal No. 1 – Election of Directors for details.

Mr. David (Xiaoying) Gao. Mr. Gao has been a member of our Board since October 6, 2011, our Chairman since March 30, 2012 and our CEO since May 10, 2012. From February 2004 until the company’s acquisition by Sanofi in February 2011, Mr. Gao served as the Chief Executive Officer and director of BMP Sunstone Corporation (Nasdaq: BJGP). Following the acquisition, he served as a senior integration advisor for Sanofi from February to August 2011. From February 2002 through February 2004, Mr. Gao served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology. Mr. Gao is a Class I director.

Mr. Sean Shao. Mr. Shao has been a member of our Board since July 24, 2008. Mr. Shao currently serves as (i) independent director and chairman of the audit committee of: UTStarcom Holdings Corp., a provider of broadband equipment and solutions listed on NASDAQ since October 2012; Xueda Education Group, a Chinese personalized tutoring services company listed on NYSE since March 2010; and Yongye International, Inc., a Chinese agricultural company listed on NASDAQ since April 2009; (ii) independent director and chairman of the compensation committee of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on NASDAQ since July 2010; (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on NYSE since November 2008. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants. Mr. Shao is a member of the American Institute of Certified Public Accountants. Mr. Shao is a Class II director.

Dr. Yungang Lu. Dr. Lu has been a member of our Board since March 19, 2012. Dr. Lu has served as a Managing Director of Seres Asset Management Limited, an investment manager based in Hong Kong, since August 2009. Dr. Lu also serves as a board director of the following listed companies: AsiaInfo-Linkage, Inc., a provider of software solutions and IT services in China’s telecommunications industry, China Techfaith Wireless Communication Technology Ltd., a handheld device company in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. From 2004 to July 2009, Dr. Lu was a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities. Dr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, from 1998 to 2004, where his last position was the head of China Research. Before moving to Credit Suisse, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Dr. Lu received a B.S. in Biology from Peking University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles. Dr, Lu is a Class III director.

Dr. Bing Li. Dr. Bing Li has been a member of our Board since February 27, 2011. He has served as an advisor of Warburg Pincus Asia LLC since June 2010 and has served as an Executive Director in Warburg Pincus Asia LLC since June 2011, in which capacity Dr. Li evaluates potential investment opportunities and manages portfolio in the healthcare space. Prior to joining Warburg Pincus Asia LLC, Dr. Li served from November 2007 to June 2010 as the General Manager of Enterprise Business and Business Development at GlaxoSmithKline China/Hong Kong, and from August 2006 to October 2007, as the Commercial Development Director of GlaxoSmithKline China/Hong Kong. Dr. Li led efforts in creating the brand generics business and several M&A/JV deals While at GlaxoSmithKline. Prior to that, Dr. Li served from April 1999 to August 2006 in various positions with Eli Lilly and Company in the United States, including functions of strategy, business development, new product planning and sourcing. Dr. Li currently serves as Directors of Kunming Jida Pharmaceutical and Zhejiang Weixin BioPharmaceutial, Dr. Li holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University. Dr. Li is a Class I director.

Prof. Wenfang Liu. Prof. Wenfang Liu has been a member of our Board since February 27, 2011. From 2007 to 2011, Prof. Liu served as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, he served from 2000 to 2007, in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering, and as Director of Blood Separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co Ltd. Prior to that, Prof. Liu served, from 1998 to 1999, as Chief Engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 as Vice Chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu is currently a Member of the Sichuan CPPCC Standing Committee, and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association. He holds a Bachelors Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998. Prof. Liu is a Class II director.

Mr. Zhijun Tong. Mr. Tong has been a member of our Board since April 20, 2012. He has served as the chairman of the board of directors of several corporations, including Spain Qifa Corporation Ltd. since 1996, Hong Kong Tong’s Group since 2007, Sunstone (Qingdao) Plant Oil Co., Ltd. since 2008, Sunstone (Qingdao) Food Co., Ltd. since 2009, Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. since 2011 and Shengda (Qianxi) Chinese Medicine Cultivation Co., Ltd. since 2012. Mr. Tong has also served as a director and a vice president of Spain International Haisitan Group since 1993. From 2007 to 2011, He also served as the president and a director of BMP Sunstone Corporation, a NASDAQ-listed pharmaceutical corporation. Mr. Tong is a Class III director.

Mr. Albert (Wai Keung) Yeung. Mr. Yeung has been a member of our Board since July 29, 2012. Mr. Yeung has been since 2005 a partner of Albert Yeung & Associate Consulting Company, a consulting company providing M&A, leadership and executive coaching services to senior managers and chief executive officers. From August 2006 to February 2011, Mr. Yeung also served as a director of BMP Sunstone Corporation, a company listed on NASDAQ until the company’s acquisition by Sanofi. Prior to that, Mr. Yeung had spent more than 30 years in China’s pharmaceutical industry, holding various senior sales, marketing and general management positions with major pharmaceutical corporations in Hong Kong and mainland China, including Johnson & Johnson, Xian-Janssen, Burroughs Wellcome, Bristol Myers-Squibb and GlaxoSmithKline. Mr. Yeung is a Class III director.

Mr. Charles (Le) Zhang. Mr. Charles (Le) Zhang has been a member of our Board on October 1, 2012. He has served as a Partner of DT Capital Partners since 2008, in which capacity Mr. Zhang is responsible for identifying and evaluating potential investment opportunities. Mr. Zhang also served as a Senior Associate at Goldman Sachs Gao Hua Securities from 2006 to 2008, a senior manager at Huawei Technologies from 2000 to 2004 and a product manager at Alcatel from 1998 to 2000. Mr. Zhang currently serves as Director of Chongqing Chuanyi Automation Co. Ltd, Zhongtian Environmental Protection Co. Ltd, Shanghai Liangjiang Communications, and Haizhou Chemicals; Mr. Zhang also serves as supervisor of Porton Fine Chemicals Co. Ltd. Zhang holds a M.B.A. from Sloan School of Management, the Massachusetts Institute of Technology, and a M.S. and a B.S. in electrical engineering from Harbin Institute of Technology. Mr. Zhang is a Class I director.

Mr. Ming Yang. Mr. Yang has been our CFO since August 7, 2012. Mr. Yang served as our interim CFO between May 31 and August 6, 2012 and our Vice President-Finance & Compliance and Treasurer between March 30, 2012 and August 6, 2012. Mr. Yang also serves as an independent director for Kunming Jida Pharmaceutical. Mr. Yang has six years of financial management experience in corporations and 11 years audit experience in accounting firms. Mr. Yang has extensive experience in dealing with the PRC tax regulations, PRC GAAP, IFRS and internal control matters. He was an audit senior manager at KPMG, where he provided audit services for initial public offerings, right issues and merger and acquisition transactions. He also worked on the annual reports of various public companies listed in Hong Kong and mainland China. His audit clients ranged from state-owned enterprises and Chinese listed companies to multinational companies, including Angang Steel, Shenhua Energy, BOE Technology and BHP Billiton. Mr. Yang is a certified public accountant in China.

Mr. Ming Yin. Mr. Yin has been our Senior Corporate Vice President since August 2012. He is in charge of investor relations and business development. From March 2008 to May 2012, he held various management positions at our Company with increasing responsibility regarding our financial reporting, finance, investor relations, and business development, including Vice President-Finance from August 2010 to March 2012 and assistant to CFO from March 2008 to August 2010. Prior to joining China Biologic, Mr. Yin was a tax associate at the New York office of KPMG from February 2007 to February 2008. Prior to that, Mr. Yin held multiple financial management positions in corporations, including accounting manager at Cronimet USA, an international supplier of raw materials for the industrial production of stainless steel Corporation from April 2004 to January 2007 and an accountant at Houston Fruitland Inc. from February 2003 to April 2004. Mr. Yin is a charted financial analyst. Mr. Yin holds a B.B.A in accounting from Northwood University in Midland, Michigan, and a MBA in Finance & Investment from Zicklin School of Business of Baruch College of City University of New York.

Ms. Zhijing Liu. Ms. Liu has been our Corporate Vice President since August 2012. She oversees plasma quality management, plasma resource development and matters related to regulatory affairs. From January 2010 to May 2011, Ms. Liu held various management positions at our Company, including chief representative of the Company’s Beijing office. From May 2011 to August 2012, Ms. Liu was our Director of Regulatory Affairs and Administration. Ms. Liu has more than 30 years of experience in China’s pharmaceutical industry, holding various senior marketing, human resource, consulting and general management positions with various pharmaceutical organizations. Prior to join China Biologic, Ms. Liu was general manager of Zhongbang Medical Technology Company, an affiliate of Hospital Management Institute of Ministry of Health.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our directors, executive officers, principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were selected.

Directors and executive officers are elected or appointed until their successors are duly elected or appointed and qualified.

Family Relationships

There are no family relationships among our directors or executive officers.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Except as set forth below and in our previous reports filed with the SEC, we believe that all of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with the applicable filing requirements during fiscal year 2012.

During fiscal year 2012, a Form 3 was filed late by each of Mr. Ming Yang, our Chief Financial Officer, Mr. Ming Yin, our Senior Corporate Vice President and Ms. Zhijing Liu, our Corporate Vice President, due to administrative oversight. Except as disclosed above, the Company is not aware of any failure on the part of our executive officers, directors or beneficial owners of more than 10% of a registered class of our equity securities to make any filing on a timely basis as required under the securities laws.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with our high standards. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on our website at http://www.chinabiologic.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China.

The Board and Committees of the Board

We are governed by a Board that currently consists of eight members as identified above. Our board of directors currently has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board. Each of these Committees is comprised entirely of directors who are independent under Nasdaq Marketplace Rules. From time to time, the Board may establish other committees. Each of the Compensation Committee and Governance and Nominating Committee were formed on August 7, 2008 and the Audit Committee was formed on July 24, 2008. The Board has adopted a written charter for each of the committees which are available on our website at http://www.chinabiologic.com.

Audit Committee

Our Audit Committee is currently composed of three members: Mr. Sean Shao, Dr. Yungang Lu and Mr. Albert (Wai Keung) Yeung. Mr. Shao serves as Chair of the Audit Committee. Our Board determined that each member of the Audit Committee meets the independence criteria prescribed by applicable rules and regulations of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. It is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing the adequacy and effectiveness of our internal control over financial reporting;

  annually reviewing and reassessing the adequacy of our audit committee charter;

  such other matters that are specifically delegated to our Audit Committee by our Board from time to time;

  meeting separately and periodically with management and our internal and independent auditors; and

  reporting regularly to the full Board.

Our Board has determined that Mr. Shao is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Mr. Sean Shao, Prof. Wenfang Liu and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Shao serves as Chair of the Compensation Committee.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of executive officers, including all forms of compensation to be provided to our executive officers. Our CEO may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and setting the compensation level of our CEO based on this evaluation; and

  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Mr. Sean Shao, Mr. Zhijun Tong and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Dr. Lu serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;

  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the Board directors to serve as members of the Board's committees; and

  monitoring compliance with our Corporate Governance Guidelines.

We do not have a formal policy regarding consideration of director candidate recommendations received from our stockholders. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Governance Structure

Mr. David (Xiaoying) Gao currently serves as both Chairman of our Board and our Chief Executive Officer and President. He possesses an in-depth knowledge of the Company, its integrated operations, the evolving biopharmaceutical industry in China, and the array of challenges to be faced, gained through years of experience in the industry. The Board believes that such experiences and other insights put Mr. Gao in the best position to provide broad leadership for the Company and the Board, as he considers strategy and exercises fiduciary responsibilities to stockholders, as the case may be.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is comprised of independent directors, and all members of the Audit, Compensation, and Governance and Nominating Committees are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee. We encourage our stockholders to learn more about our Company’s governance practices at our website, http://www.chinabiologic.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the code of ethics. The Audit Committee members meet separately with representatives of the independent auditing firm; and

  The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Our Board has determined that the majority of the Board is comprised of “independent directors” within the meaning of applicable NASDAQ Marketplace Rules and Section 301 of the Sarbanes-Oxley Act of 2002. Our independent directors are Mr. Sean Shao, Dr. Yungang Lu, Prof. Wenfang Liu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung.

Board, Committee and Annual Meeting Attendance

During fiscal year 2012, the Board held 13 meetings and acted by written consent three times. Our Audit Committee, Compensation Committee and Governance and Nominating Committee met or acted by written consent four, five and four times, respectively. In addition, our independent directors, meet in executive session following Board meetings. Each director attended at least 75% of all Board and applicable committee meetings.

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. We encourage our directors to attend annual shareholder meetings, but we do not have a formal policy requiring them to do so.

Code of Ethics

On March 25, 2008, our Board adopted a code of ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders. Our Board amended the code of ethics on March 11, 2013 to update certain administrative information in the code.

The code of ethics is maintained on the Company’s website at www.chinabiologic.com. Printed copies of our code of ethics may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China. During the fiscal year ended December 31, 2012, there were no waivers of our code of ethics.

Stockholder Communication with the Board

Stockholders and other interested parties may communicate with the Board, including non-management directors, by sending a letter to our board of directors, c/o Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, for submission to the Board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. The Board has determined, based upon an interview of Mr. Sean Shao and a review of Mr. Shao’s responses to a questionnaire designed to elicit information regarding his experience in accounting and financial matters, that Mr. Shao shall be designated as an “Audit Committee financial expert” within the meaning of Item 401(e) of SEC Regulation S-K, as Mr. Shao has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Following the end of the fiscal year ended December 31, 2012, the Audit Committee (1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with Company management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 as amended, (AICPA, Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

/s/ Sean Shao
Mr. Sean Shao, Chair
Dr. Yungang Lu
Mr. Albert (Wai Keung) Yeung

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue our growth strategy and deliver strong execution. We use a mix of compensation elements including base salary, performance-based discretionary cash bonuses, equity compensation, and in certain cases severance and change of control benefits and other employee benefits. In 2012, we positioned the components for our named executive officers (the “NEOs”) with an emphasis on equity compensation to better align the interest of the NEOs with the long-term interest of the Company.

Our named executive officers (the “NEOs”) for fiscal year 2012 were:

  David (Xiaoying) Gao, the CEO

  Ming Yang, the CFO

  Ming Yin, Senior Corporate Vice President

  Zhijing Liu, the Corporate Vice President

  Chao Ming Zhao, former President and CEO2

  Yu-Yun Tristan Kuo, former CFO3

Shareholder Advisory Vote on Executive Compensation

We conducted a non-binding advisory vote on the compensation of our NEOs (commonly referred to as a “say-on-pay” vote) at our Annual Meeting of Stockholders held on July 20, 2012. Our stockholders overwhelmingly approved the compensation of the NEOs, with approximately 99.98% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout 2012, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to continue our general approach to executive compensation in aligning the interests of executives with stockholder interests.

Consistent with the recommendation of the board of directors (the “Board”) and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our Annual Meeting of Stockholders in June 2011, the Board has adopted a policy providing for annual advisory votes on the compensation of our NEOs. Accordingly, our stockholders will have the opportunity at this year’s Annual Meeting to endorse our executive compensation program through the “say-on-pay” vote included as Proposal 3 in this Proxy Statement. We encourage you to review this Compensation Discussion and Analysis (“CD&A”), together with the compensation tables that follow, prior to casting your advisory vote on the “say-on-pay” proposal.

__________________________

[2]	Mr. Zhao served as our President between March 11, 2012 and December 31, 2012 and our CEO between June 1, 2008 and May 10, 2012.
[3]	Mr. Kuo served as our CFO between June 1, 2008 and May 31, 2012.

Compensation Philosophy

Our executive compensation philosophy is to align the interests of executives with stockholder interests and with our business strategy and success through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total stockholder value. Our compensation program is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, and to reward exceptional performance. We believe such compensation program will also help to foster a goal-oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values, allocate company resources to effectively exploit our business potentials and achieve internal equity across our organization based upon level of responsibility.

The key elements of our executive compensation philosophy are competitive base salary, annual incentive opportunities and equity participation. Accordingly, compensation for each NEO is comprised of a base salary, performance-based discretionary cash bonus and equity compensations, and in certain cases, severance and change of control benefits. The base salary is generally reviewed annually and adjustments are considered based on the individual performance of the executive and level of experience or tenure in their position. In addition, determination of base salary for the CEO and CFO involves an evaluation of the competitive market based data derived from our Peer Groups. The performance-based discretionary bonus is based upon achievement of corporate objectives and individual performance, but ultimately subject to the discretion of the Board. The equity incentives are designed to provide long-term compensation based on Company performance, as reflected in the value of the shares of the Company’s common stock underlying the equity compensation compared to the purchase price of those shares, if any. With equity compensation, we seek to reward our NEOs when we generate stockholder returns. At the same time, if our efforts do not generate positive stockholder returns, such portion of the compensation for our NEOs is at risk, which we believe tends to align their interests with the interests of our stockholders. In determining the equity incentives, we also take into consideration the market data and market trend, which help to ensure that our executive compensations are competitive with those of the companies with which we compete for talent.

2012 Key Compensation Actions

Employment Contracts.

As part of our efforts to attract talented and qualified senior executives and improve corporate governance, we appointed Mr. David Gao as our CEO in May 2012 and Mr. Ming Yang as our CFO in August 2012 (acting as interim CFO from May to August 2012) and entered into employment agreement with each of them at the time of their appointment. See details of the employment agreements with Mr. Gao and Mr. Yang in “Summary of Employment Agreements and Material Terms” in this CD&A.

Compensation Adviser’s Recommendation and the August Equity Awards.

In August 2012, the Compensation Committee retained Towers Watson Consulting (Shanghai) Limited, Beijing Branch (“Towers Watson”), an international human resource consulting firm, as an independent compensation adviser to review and advise on optimizing the structure of the compensation for our CEO, CFO and non-executive directors. Towers Watson compared the compensations for the Company’s CEO, CFO and non-executive directors at that time to those of two groups of comparable companies (the “Peer Groups”) and recommended further granting of equity compensation to our CEO, CFO and non-executive directors, in the form of stock options or restricted stock.

Taking into consideration of the Towers Watson’s recommendation, the performances of the CEO and performance reviews of other executives by the CEO, the Compensation Committee recommended the Board to grant equity compensation to the NEOs and other qualified executives under the 2008 Equity Incentive Plan (the “2008 Plan”). The Board approved the recommendation and on August 31, 2012, and the Company granted an aggregate of 120,000 shares of restricted stock and options to purchase an aggregate of 530,000 shares of the Company's common stock under the 2008 Plan to certain directors and executives of the Company, including the following to the NEOs:

  an option to purchase 300,000 shares of the Company's common stock to Mr. Gao, our CEO;

  25,000 shares of the Company’s restricted stock and an option to purchase 50,000 shares of the Company's common stock to Mr. Ming Yang, our CFO;

  10,000 shares of the Company’s restricted stock and an option to purchase 30,000 shares of the Company's common stock to Mr. Ming Yin, our Senior Corporate Vice President; and

  5,000 shares of the Company’s restricted stock and an option to purchase 15,000 shares of the Company's common stock to Ms. Zhijing Liu, our Corporate Vice President.

The restricted stock and options granted to each NEO will vest annually over a 4-year period in four equal portions, with the first portion vested on September 1, 2013. The options have an exercise price of $9.85 per share and will expire on August 31, 2022.

Compensation Committee and the Compensation Setting Process

Our board of directors established the Compensation Committee as a regular committee of the board of directors in 2008. The Compensation Committee currently consists of Mr. Sean Shao, as chairperson of the committee, Dr. Yungang Lu and Prof. Wenfang Liu. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In compliance with the requirements of SEC Rule and the NASDAQ listing rule on compensation committee independence, no member of our Compensation Committee is affiliated with the Company or any of its subsidiary or accepts any consulting, advisory, or other compensatory fee from the Company or any subsidiary except for fees received for services on the Board and Board committees. With each of its members meeting or exceeding the newly implemented higher independence standard, we believe our Compensation Committee had and will continue to carry out its responsibilities in good faith, with a goal to make fair determination on executive compensation in the best interest of the Company and its stockholders.

In accordance with its charter, for 2012 and beyond the Compensation Committee has and will evaluate, approve, administer and interpret our executives’ compensation and benefit policies. As part of its diligence around scrutinizing pay and performance, the Compensation Committee also reviews analyses prepared by its independent compensation adviser, Towers Watson. The Compensation Committee determines the compensation of our executives except that the entire Board makes the final determination as to the compensation of our CEO and CFO. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee.

Participation of Management in Compensation Decisions

The Compensation Committee works collaboratively with members of management as well as Towers Watson in designing and developing compensation programs applicable to our NEOs and other executives. The Compensation Committee believes that the executives have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the Compensation Committee directs the CEO to review and revise compensation proposals prepared by Human Resources for the Committee’s ultimate review and approval.

Other resources that our Compensation Committee may rely upon include the individual Board Director’s respective experiences and recommendations, recommendations of Towers Watson, peer or competitive compensation data provided by Towers Watson or management, the deliberative process of the Compensation Committee, and any other resources that the Compensation Committee may determine relevant. Once the Compensation Committee believes that it has the information necessary to conduct its deliberations, it does so without further input of our NEOs when discussing the CEO’s compensation; and with input of the CEO, and often with his participation in the deliberations, when discussing the compensation for the remaining NEOs or other executives.

Role of the Compensation Adviser

In compliance with the requirements of SEC Rule and the NASDAQ listing rule on independent compensation adviser, our Compensation Committee has the sole discretion to retain and consult the compensation adviser with sufficient fund to pay for such consultation. In August 2012, the Compensation Committee directly engaged Towers Watson, an international human resource consulting firm, as its independent compensation adviser. Towers Watson reported directly to the Compensation Committee and not to management. At the request of the Compensation Committee, Towers Watson reviewed and advised on the principal aspects of compensation of our CEO, CFO and non-executive directors, including, but not limited to, providing recommendations regarding the composition of two Peer Groups, analyzing public information on the executive compensation of the Peer Groups and other publicly available data (including applying its experience with other companies) on the market trend, and advising on optimizing the structure of our compensations to the CEO, CFO and non-executive directors. Towers Watson summarized such analysis and made recommendations to the Compensation Committee in August 2012. Towers Watson did not provide any other services to the Company in 2012.

Competitive Market Review

We compete with many other biopharmaceutical companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established biopharmaceutical and life sciences companies and earlier stage companies, including manufacturers, distributors and marketers of pharmaceutical, biotechnology and medical device products and other health care related companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

To succeed in attracting top executives and retaining our current NEOs, we draw upon and access publicly available data and surveys and seek advice from the compensation adviser to ensure we remain current on compensation trends.

Market Comparisons

In August 2012, Towers Watson conducted an executive and non-executive director compensation review for the Compensation Committee that compared and analyzed total compensation levels of our CEO, CFO and directors to those of CEOs, CFOs and directors at the companies in our Peer Groups. Towers Watson worked directly with our Compensation Committee to analyze the results of this review so that the Compensation Committee could make fully informed decisions in setting total compensation levels for our CEO, CFO and non-executive directors. Towers Watson formulated two Peer Groups as follows:

The first Peer Group (“Peer Group I”) consists of 24 pharmaceutical companies that are based in the PRC, Hong Kong or the U.S. and listed on major exchanges in the U.S. or the Stock Exchange of Hong Kong, with revenue ranging from RMB500 million to RMB2 billion, market value ranging from RMB800 million to RMB3.5 billion. These companies include 3SBio Inc., China Animal Healthcare Ltd., Shandong Luoxin Pharmacy Stock Co., Ltd., ShangPharma Corporation, Dawnrays Pharmaceutical Holdings Ltd., Hua Han Bio-Pharmaceutical Holdings Ltd., Winteam Pharmaceutical Group Limited, Affymetrix Inc., Array BioPharma, Inc., Cambrex Corporation, Cornerstone Therapeutics Inc., DepoMed Inc., Emergent biosolutions, Inc., Hi Tech Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Lannett Company, Inc., MEDTOX Scientific Inc., Obagi Medical Products, Inc., POZEN Inc., Progenics Pharmaceuticals, Inc., Sagent Pharmaceuticals, Inc., Santarus, Inc., SciClone Pharmceuticals, Inc. and Targacept, Inc.

The second Peer Group (“Peer Group II”) consists of 20 pharmaceutical companies that are based in the PRC and listed in the U.S. with a broader range of revenue and market value than those of Peer Group I. These companies include 3SBio Inc., Aoxing Pharmaceutical Company, Inc., Biostar Pharmaceuticals, Inc., China Botanic Pharmaceutical Inc., China Cord Blood Corporation, China Jo-Jo Drugstore, Inc., China Kanghui Holdings, China Nuokang Bio-Pharmaceutical Inc., China Pharma Holdings, Inc., Chindex International Inc., Concord Medical Services Holdings Limited, Dehaier Medical Systems Limited, Mindray Medical International Limited, ShangPharma Corporation, Simcere Pharmaceutical Group, Sinovac Biotech Ltd., Skystar bio Pharmaceutical Company, Tianyin Pharmaceutical Co., Inc., Winner Medical Group Inc. and WuXi PharmaTech (Cayman) Inc.

Peer Group I companies are closer to us in terms of size and industry subdivision, while Peer Group II companies share our characteristic of operating in the PRC and listed in the U.S. As such, Towers Watson uses Peer Group I as the primary reference group and Peer Group II as the secondary reference group in making its recommendation. We intend to review the Peer Groups annually.

According to Towers Watson’s analysis, we are at or above the 75 percentile in both Peer Group I and Peer Group II (at 100 percentile in Peer Group II for certain indicators) in terms of revenue and market capitalization at the end of 2011. Therefore Towers Watson recommended, and the Company accepted, to set the total compensation of our CEO and non-executive directors around the 50 to 75 percentile level of CEO and non-executive director compensations of Peer Group I with reference to the 75 percentile or higher level of that of Peer Group II. Considering the qualification and level of experience of the CFO, Towers Watson recommended, and the Company accepted, to set our total compensation of the CFO around the 25 to 50 percentile level of the CFO compensation of Peer Group I.

Elements of Compensation

We use a mix of compensation elements including base salary, performance-based discretionary cash bonuses, equity compensation, and in certain cases severance and change of control benefits and other employee benefits. The criteria for determining each of these components of compensation is described below. We do not provide retirement benefits and only minimal perquisites, except as described below.

Base Salary

Base salaries are intended to compensate our NEOs on a day-to-day basis for their services to the Company and provided a certain level of compensation that is not at-risk. The Compensation Committee evaluates the base salary amounts of the Peer Groups and refers primarily to the 50th to 75th percentile of the salaries of Peer Group I as a reference from which to make decisions regarding CEO salary, and refers to 25th to 50th percentile of the salaries of Peer Group I as a reference from which to make decision regarding CFO salary, taking into consideration Mr. Gao and Mr. Yang’s respective qualification and level of experience. Using this range ensures that the Company’s base salaries are competitive with the companies for which we compete for talent, but also permits the Compensation Committee to use its own judgment to ultimately determine NEO salaries. In setting the base salary for each NEO, the Compensation Committee considers such NEO’s qualification and experience, contribution to the Company, scope of responsibilities, geographic location of his/her position, industry standard and the financial condition of the Company. The relative weight given to each factor varies with each individual at the sole discretion of the Compensation Committee.

Base salary levels for executive officers are set forth in their individual employment agreements, subject to annual adjustment by the Compensation Committee or the Board, as the case may be, and are reflected in the Summary Compensation Table below. During fiscal year 2012, salary increases for NEOs is consistent with industry practices being observed and individual promotion, except for the newly hired CEO and CFO whose salaries were individually negotiated or determined based on their experience and qualifications. We increased the base salary for the current CEO as compared with the base salary of our previous CEO when we hired Mr. David Gao as our CEO in May 2012 in consideration of Mr. Gao’s extensive experience and outstanding leadership in the biopharmaceutical industry valuable to our strategic growth.

The Compensation Committee believes that increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategy and goals, individual management skills and responsibilities, demonstrated loyalty, and the Company’s commitment to attract and retain executives. We expect that our Compensation Committee will reward superior individual and company performance with commensurate cash and other compensation. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee does not expect to review salary more frequently than on an annual basis.

Bonuses

NEOs are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. Discretionary bonuses are linked to annual corporate and individual performance and achievement of strategic goals established by our Compensation Committee. Key factors the Board considers in evaluating our executive officers’ performance and achievement of strategic goals include the following: sales revenue, net profit, cash flow and plasma collection volume. In August 2012, Towers Watson recommended the Compensation Committee to consider increasing the maximum bonus payment amount to the CEO, which was 50% of the base salary at that time, to remain competitive among the Peer Groups. Taking Tower Watson’s recommendation into consideration, our compensation committee increased our CEO’s maximum bonus payment to 70% of his base salary.

The performance targets for 2012 were initially set by the Board upon discussion with Mr. Zhao, the former CEO at the beginning of 2012. Our actual performance in 2012 surpassed the initial performance targets by a large margin. Taking this into consideration, our Board determined to award to our CEO, CFO, Mr. Yin and Ms. Liu discretionary bonuses at the maximum amount, which was 70%, 40%, 40% and 40% of their base annual salary, respectively, for the year ended December 31, 2012.

Equity Incentives

NEOs are eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the 2008 Plan. Equity awards are granted at the discretion of the Compensation Committee to align the NEOs’ interests with those of the stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

The size of an award to any individual, including named executive officers, depends in part on individual performance, including the key factors we consider in evaluating our executive officers’ performance described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each named executive officer, the Compensation Committee considers the future benefits potentially available to the named executive officers from existing awards.

In case of equity incentive granted to our current CEO and CFO, our Compensation Committee also took into consideration Towers Watson’s recommendation, which was based primarily on the 50th to 75th percentile of equity compensation of the Peer Group I as references for the recommended equity grant to the CEO and the 25th to 75th percentile of that of the Peer Group I as references for that to the CFO. With reference to the amount of equity grant to the CEO and the CFO recommended by Towers Watson, and taking into consideration each other NEO’s position and responsibility, professional experience and performance in the previous year, the CEO recommended to the Compensation Committee the amount of equity grant to each of the other NEOs. The Compensation Committee also takes into account the remaining share reserve under the 2008 Plan when determining the size of equity awards. The Compensation Committee, however, does not place any particular weight on any one individual factor and does not adhere to any specific guidelines in making its determinations.

During 2012, we granted both stock options and restricted stock to our NEOs. With Towers Watson’s recommendation based on the practice among the Peer Groups, the Compensation Committee decided to offer restricted stock in addition to the stock options. The NEOs were provided an opportunity to choose the form of equity incentives between stock options and restricted stock.

We plan to grant equity incentives to our NEOs and key employees annually but have no program, plan or practice of granting equity awards that coincide with the release by the Company of material non-public information. Currently we do not have any security ownership guidelines.

Severance and Change of Control Arrangements

Our employment agreement with our CEO, CFO and Mr. Ming Yin contains severance and change of control arrangements so that we can mitigate the risk of not being able to retain key senior executives in the event of an acquisition of the Company. These severance and change of control arrangements are designed to: (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that was competitive in our industry.

The severance and change of control arrangements in the employment agreements with the CEO, the CFO and Mr. Yin provides that if such executive’s employment is terminated by the Company without cause, he will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if his employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, he will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments.

The Compensation Committee believes that these severance and change of control arrangements satisfy the objectives above and ensure that key executives are focused on the Company’s goals and objectives, as well as the interests of our stockholders, rather than any negative personal consequences that may arise as a result of a change of control.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any Chinese employee, including the NEOs (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China.

Perquisites

Historically, we have provided our NEOs with minimal perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete.

Tax and Accounting Information

For 2012 and continuing thereafter, the Compensation Committee has considered and will continue to consider the impact of the requirement under Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), that we record as an expense in our financial statements, at the time stock options are granted, the fair value of the options over their vesting period. We do not pay or reimburse any NEOs for any taxes due upon exercise of a stock option.

Summary Compensation Table — Fiscal Years Ended December 31, 2012, 2011 and 2010

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the NEOs for services rendered in all capacities during the noted periods. No other corporate executive officer received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)(7)	Stock Awards ($)	Option Awards ($)(8)	All Other Compensation ($)(7)	Total ($)
David (Xiaoying) Gao,	2012	342,176	284,745	—	4,526,456	34,028	5,187,405
CEO and President(1)	2011	14,194	—	—	64,926	—	79,120
Ming Yang,	2012	103,599	95,587	246,250	401,744	37,168	884,348
CFO(2)
Ming Yin,	2012	98,016	59,536	98,500	241,047	26,177	523,276
Senior Corporate	2011	85,918	18,107	—	—	12,267	116,292
Vice President(3)	2010	75,449	38,686	—	321,726	5,918	441,779
Zhijing Liu,	2012	83,111	49,109	49,250	120,523	7,077	309,070
Corporate Vice	2011	52,492	20,610	—	—	6,477	79,579
President(4)	2010	26,629	22,339	—	85,794	4,914	139,676
Chao Ming Zhao,	2012	202,572	—	—	—	174,512	377,084
Former CEO and	2011	234,000	175,105	—	—	1,149	410,254
President(5)	2010	177,630	133,146	—	428,968	—	739,744

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)(7)	Stock Awards ($)	Option Awards ($)(8)	All Other Compensation ($)(7)	Total ($)
Yu-Yun Tristan Kuo,	2012	94,340	—	—	—	101,158	195,498
Former CFO(6)	2011	253,569	120,869	—	—	6,320	380,758
	2010	223,168	56,217	—	919,157	13,268	1,211,810
_______________________
(1)

Mr. Gao has been our CEO since May 10, 2012 and President since January 1, 2013. Mr. Gao has been serving as a Director of the Company since October 6, 2011 and the Chairman of the Board since March 30, 2012. Mr. Gao also serves as director at several of our subsidiaries. Other compensation received by Mr. Gao represents compensation received for serving as director at several of our subsidiaries, travel and meals allowances and other fringe benefits. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the option awards.

(2)

Mr. Ming Yang has been our CFO since August 7, 2012. Mr. Yang served as our interim CFO between May 31 and August 6, 2012 and Vice President-Finance & Compliance and Treasurer between March 30, 2012 and August 6, 2012. Mr. Yang also serves as director and CFO at several of our subsidiaries. Other compensation received by Mr. Yang represents compensation received for serving as director and CFO at several of our subsidiaries, travel and meals allowances and other fringe benefits. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the restricted stock and option awards.

(3)

Mr. Ming Yin has been our Senior Corporate Vice President since August 2012, our Vice President-Business Development from April 2012 to August 2012 and our Vice President-Finance from August 2010 to March 2012. Mr. Yin also serves as director at one of our subsidiaries. Other compensation received by Mr. Yin represents compensation received for serving as director at one of our subsidiaries, travel and meals allowances and other fringe benefits. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the restricted stock and option awards.

(4)

Ms. Liu has been our Corporate Vice President since August 2012 and our Director of Regulatory Affairs and Administration from January 2010 to August 2012. Other compensation received by Ms. Liu represents travel and meals allowances and other fringe benefits. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the restricted stock and option awards.

(5)

Mr. Zhao served as our President between March 11, 2012 and December 31, 2012, our CEO between June 1, 2008 and May 10, 2012 and our CFO from November 2006 until his appointment as our CEO. Mr. Zhao also served as the CFO of our subsidiary Shandong Taibang between September 2003 and May 2012. Other compensation received by Mr. Zhao represents subsidiary director’s fees, travel and meals allowances and other fringe benefits and bonus related to 2011 performance paid out in 2012, which was not reported in the 2012 proxy statement. Mr. Zhao resigned from his position of President effective from December 31, 2012.

(6)

Mr. Kuo served as our CFO between June 1, 2008 and May 31, 2012 and served as the Vice President – Finance between September 2007 and May 31, 2008. Other compensation received by Mr. Kuo represents subsidiary director’s fees, travel and meals allowances, other fringe benefits, consultant’s fee since June 1, 2012 and bonus related to 2011 performance paid out in 2012, which was not reported in the 2012 proxy statement. Mr. Kuo resigned from his position of CFO effective from May 31, 2012.

(7)

Salaries and bonuses of 2012, 2011 and 2010 were translated from RMB to US$ (if applicable) at the rate of US$1 to RMB6.30, US$1 to RMB6.45 and US$1 to RMB6.59, respectively. All 2012 bonus were paid out in earlier 2013.

(8)

Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 14 to the consolidated financial statements of the Company for the year ended December 31, 2012 included in the Company’s Form 10-K filed on March 13, 2013.

Summary of Employment Agreements and Material Terms

On May 10, 2012, we entered into an employment agreement with Mr. David (Xiaoying) Gao, pursuant to which the Company agreed to pay Mr. Gao an annual base salary of $500,000 as consideration for the performance of his duties as the CEO. Mr. Gao will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Gao’s employment is terminated by the Company without cause, Mr. Gao will be entitled to receive severance payment equal to 12 months of his then current base salary paid in 12 equal monthly installments, and that if Mr. Gao’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Gao will be entitled to receive severance payment equal to 18 months of his then current base salary paid in 18 equal monthly installments. As part of his employment agreement, Mr. Gao is also granted a ten-year nonstatutory stock option to purchase 300,000 shares of our common stock under our 2008 Plan on May 11, 2012, with an exercise price of $9.23 per share. The stock option will vest in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on August 11, 2012.

On August 31, 2012, we entered into an employment agreement with Mr. Ming Yang, then interim CFO and Vice President, pursuant to which the Company agreed to pay Mr. Yang an annual base salary of RMB1,242,756 (approximately $195,760) as consideration for the performance of his duties as CFO. Mr. Yang will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Yang’s employment is terminated by the Company without cause, Mr. Yang will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if Mr. Yang’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Yang will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments. As part of his employment agreement, Mr. Yang was also granted 25,000 shares of the Company’s restricted stock and an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013.

On August 31, 2012, we entered into an employment agreement with Mr. Ming Yin, pursuant to which the Company agreed to pay Mr. Yin an annual base salary of RMB955,968 (approximately $151,664) as consideration for the performance of his duties as Senior Corporate Vice President. Mr. Yin will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Yin’s employment is terminated by the Company without cause, Mr. Yin will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if Mr. Yin’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Yin will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments. As part of his employment agreement, Mr. Yin was also granted 10,000 shares of the Company’s restricted stock and an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013.

Pursuant to Ms. Zhijing Liu’s compensation arrangement with us following her promotion in August 2012, Ms. Liu is entitled to an annual base salary of RMB735,360 (approximately $116,723) as consideration for the performance of her duties as Vice President. Ms. Liu will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion.

On May 9, 2008, we entered into an employment agreement with Mr. Chao Ming Zhao, then CFO, pursuant to which we agreed to pay him an annual salary of RMB1,060,000 (approximately $160,802) as consideration for performance of his duties as CEO, which amount is to be reviewed and adjusted by the Board from time to time. We also agreed to pay Mr. Zhao a guaranteed annual bonus equal to one month’s salary and Mr. Zhao may be eligible to receive additional discretionary bonus as may be awarded by our Board. Mr. Zhao was succeeded by Mr. David (Xiaoying) Gao as CEO effective from May 10, 2012 and resigned from his position of President effective from December 31, 2012.

On May 9, 2008, we entered into an employment agreement with Mr. Yu-Yun Tristan Kuo, then Vice President – Finance, pursuant to which we agreed to pay Mr. Kuo an annual salary of RMB1,320,000 (approximately $200,244) as consideration for performance of his duties as CFO, which amount is to be reviewed and adjusted by the Board from time to time. We also agreed to pay Mr. Kuo a guaranteed annual bonus equal to one month’s salary and Mr. Kuo may be eligible to receive additional discretionary bonus as may be awarded by our Board. Mr. Kuo resigned from his position of CFO effective from May 31, 2012 and continues to serve as our independent consultant for an additional twelve months for a monthly fee of $5,000 until May 31, 2013.

Other than noted above and necessary social benefits required by the PRC government, which are defined in the employment agreements, we currently do not provide other benefits to our NEOs at this time.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants to NEOs during the fiscal year ended December 31, 2012.

All other option
		All other stock	awards:
		awards:	Number of		Grant date fair
		Number of	securities	Exercise or	value of stock
		shares of stock	underlying	base price of	and option
		or units	options	option awards	awards
Name	Grant Date	(#)	(#)	($/Share)	($)
David (Xiaoying) Gao	05/10/2012 08/31/2012	— —	300,000 300,000	9.23 9.85	2,115,990 2,410,466
Ming Yang	08/31/2012	25,000	50,000	9.85	647,994
Ming Yin	08/31/2012	10,000	30,000	9.85	339,547
Zhijing Liu	08/31/2012	5,000	15,000	9.85	169,773

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards outstanding at December 31, 2012 for each of our NEOs.

	Restricted Stock Awards		Option Awards
					Equity
					incentive
					plan
					awards:
			Number of	Number of	number of
			securities	securities	securities
			underlying	underlying	underlying
			unexercised	unexercised	unexercised	Option
			options	options	unearned	exercise
	Vested	Unvested	exercisable	unexercisable	options	price	Option
Name	(#)	(#)	(#)	(#)	(#)	($)	expiration date
David (Xiaoying) Gao	—	—	20,000	—	—	5.97	October 6, 2021
	—	—	50,000	250,000	—	9.23	May 10, 2022
	—	—	—	300,000	—	9.85	August 31, 2022
Ming Yang	—	25,000	—	50,000	—	9.85	August 31, 2022
Ming Yin	—	—	22,500	7,500	—	12.26	July 11, 2020
	—	10,000	—	30,000	—	9.85	August 31, 2022
Zhijing Liu	—	—	6,000	2,000	—	12.26	July 11, 2020
	—	5,000	—	15,000	—	9.85	August 31, 2022
Chao Ming Zhao,	—	—	115,000	—	—	4.00	June 1, 2018
Former CEO and President	—	—	30,000	10,000	—	12.26	July 11, 2020
Yu-Yun Tristan Kuo,	—	—	25,000	—	—	4.00	June 1, 2018
Former CFO	—	—	50,000	—	—	12.60	January 7, 2020
	—	—	26,250	8,750	—	12.26	July 11, 2020

On October 6, 2011, the Company granted Mr. Gao a ten year nonstatutory stock option to purchase 20,000 shares of the Company’s common stock under the 2008 Plan, which options will have an exercise price of $5.97 per share, vested in two equal portions on April 7 and October 7, 2012, respectively. On May 10, 2012, the Company granted Mr. Gao a ten year nonstatutory stock option to purchase 300,000 shares of the Company’s common stock under the 2008 Plan, which options will have an exercise price of $9.23 per share and will vest in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on August 11, 2012. On August 31, 2012, the Company granted Mr. Gao a ten year nonstatutory stock option to purchase 300,000 shares of the Company’s common stock under the 2008 Plan, which options will have an exercise price of $9.85 per share and will vest annually over a 4-year period in four equal portions, with the first portion vesting on September 1, 2013.

On August 31, 2012, the Company granted Mr. Ming Yang 25,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 50,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013.

On July 11, 2010, the Company granted Mr. Ming Yin a ten year nonstatutory stock option to purchase 30,000 shares of the Company’s common stock with an exercise price of $12.26 under the 2008 Plan, which will vest in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on October 11, 2010. On August 31, 2012, the Company granted Mr. Yin 10,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 30,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013.

On July 11, 2010, the Company granted Ms. Zhijing Liu a ten year nonstatutory stock option to purchase 8,000 shares of the Company’s common stock with an exercise price of $12.26 under the 2008 Plan, which will vest in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on October 11, 2010. On August 31, 2012, the Company granted Ms. Liu 5,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 15,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013.

We use the Black-Scholes option pricing model to measure the fair value of stock options. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of our stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Option Exercises and Stock Vested

There was no exercise of stock options, stock appreciation rights or similar instruments, or vesting of stock, by our NEOs during the fiscal year ended December 31, 2012.

Pension Benefits

No NEOs received or held pension benefits and the Company does not maintain a pension benefit plan during the fiscal year ended December 31, 2012.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2012.

Potential Payments upon Termination or Change in Control

According to their respective employment agreements, our CEO, CFO and Mr. Ming Yin are entitled to severance payments of (i) equal to 12 months of their then current base salary paid in 12 equal monthly installments upon the termination of their employment agreements without cause or (ii) 18 months of their then current base salary paid in 18 equal monthly installments following a change in control. The following table sets forth potential payments upon termination or change in control to these NEOs as if such event had occurred on December 31, 2012.

		Entitled Payment Upon	Entitled Payment Upon Change of
Name	Base Salary	Termination Without Cause	Control
David (Xiaoying) Gao	$500,000	$500,000 payable in 12 equal monthly installments	$750,000 payable in 18 equal monthly installments
Ming Yang	$195,760	$195,760 payable in 12 equal monthly installments	$293,640 payable in 18 equal monthly installments
Ming Yin	$151,664	$151,664 payable in 12 equal monthly installments	$227,496 payable in 18 equal monthly installments

Compensation of Directors

The following table sets forth the total compensation earned by our directors during fiscal year ended December 31, 2012:

	Fees earned or			All other
	paid in cash	Stock awards	Option awards	compensation	Total
Name	($)	($)	($)	($)	($)
David (Xiaoying) Gao(1)	21,522	—	—	—	21,522
Sean Shao	60,000	172,375	—	—	232,375
Yungang Lu	47,097	98,500	160,754	—	306,351
Bing Li	77,392	—	77,430	—	154,822
Wenfang Liu	60,000	73,875	—	—	133,875
Zhijun Tong	41,833	49,250	185,669	—	276,752
Albert (Wai Keung) Yeung	26,818	49,250	203,741	—	279,809
Charles (Le) Zhang	15,000	—	74,695	—	89,695
Tong Jun Lin(2)	40,000	—	—	—	40,000
Siu Ling Chan(2)	43,093	—	—	—	43,093
Chong Yang Li(2)	46,548	—	—	—	46,548
Sandy (Han) Zhang(2)	17,920	—	—	—	17,920
Sum	497,223	443,250	702,289		1,642,762
_____________________
(1)

Compensation for Mr. David (Xiaoying) Gao, our Chairman of the Board, CEO and President, in this table concerns only director fees paid to him in 2012 prior to his commencement as the CEO on May 10, 2012. For total compensation paid to Mr. Gao, see “Summary Compensation Table — Fiscal Years Ended December 31, 2012, 2011 and 2010.”

(2)	Each of Mr. Tong Jun Lin, Ms. Siu Ling Chan, Mr. Chong Yang Li and Ms. Sandy (Han) Zhang is a former director.

On July 24, 2008, we entered into an independent director agreement with Mr. Sean Shao, pursuant to which we agreed to pay Mr. Shao an annual salary of $24,000 as compensation for his services as a director, which was increased to $60,000 starting January 1, 2011. On August 31, 2012, we granted Mr. Shao 17,500 shares of our restricted stock under the 2008 Plan, which will vest on September 1, 2013.

On March 19, 2012, we entered into an independent director agreement with Dr. Yungang Lu, pursuant to which we agreed to pay Dr. Lu a monthly fee of $5,000 as compensation for his services as a director. On the same date, we also granted Dr. Lu an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $9.16 per share and vests in two equal portions on September 20, 2012 and March 20, 2013. On August 31, 2012, we granted Dr. Lu 10,000 shares of our restricted stock and an option to purchase 10,000 shares of our common stock with an exercise price of $9.85 per share under the 2008 Plan, which restricted stock and option will vest on September 1, 2013.

On February 27, 2011, we entered into a director agreement with Dr. Bing Li, pursuant to which we agreed to pay Dr. Li a monthly fee of HK$50,000 (approximately $6,430) as compensation for his services as a director. On August 31, 2012, we granted Dr. Li an option to purchase 10,000 shares of our common stock with an exercise price of $9.85 per share under the 2008 Plan, which option will vest on September 1, 2013.

On February 27, 2011, we entered into an independent director agreement with Prof. Wenfang Liu, pursuant to which we agreed to pay Prof. Liu a monthly fee of $5,000 as compensation for his services as a director. On August 31, 2012, we granted Prof. Liu 7,500 shares of our restricted stock, which will vest on September 1, 2013.

On April 20, 2012, we entered into an independent director agreement with Mr. Zhijun Tong, pursuant to which we agreed to pay Mr. Tong a monthly fee of $5,000 as compensation for his services as a director. On the same date, we also granted Mr. Tong an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $9.61 per share and vests in two equal portions on October 21, 2012 and April 21, 2013. On August 31, 2012, we granted Mr. Tong 5,000 shares of our restricted stock and an option to purchase 5,000 shares of our common stock with an exercise price of $9.85 per share under the 2008 Plan, which restricted stock and option will vest on September 1, 2013.

On July 29, 2012, we entered into an independent director agreement with Mr. Albert (Wai Keung) Yeung, pursuant to which we agreed to pay Mr. Yeung a monthly fee of $5,000 as compensation for his services as a director. On the same date, we also granted Mr. Yeung an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $10.57 per share and vests in two equal portions, with the first 10,000 shares vested on January 30, 2013 and the remaining 10,000 shares vesting on July 30, 2013. On August 31, 2012, we granted Mr. Yeung 5,000 shares of our restricted stock and an option to purchase 5,000 shares of our common stock with an exercise price of $9.85 per share under the 2008 Plan, which restricted stock and option will vest on September 1, 2013.

On September 28, 2012, we entered into a director agreement with Mr. Charles (Le) Zhang, pursuant to which we agreed to pay Mr. Zhang a monthly fee of $5,000 as compensation for his services as a director. On the same date, we also granted Mr. Zhang an option to purchase 10,000 shares of the Company’s common stock with an exercise price of $9.50 per share under the 2008 Plan, which option will vest on October 2, 2013.

On July 24, 2008, we entered into an independent director agreement with Dr. Tong Jun Lin, pursuant to which we agreed to pay Dr. Lin an annual salary of $18,000 as compensation for his services, which was increased to $60,000 starting January 1, 2011. On March 19, 2012, Dr. Lin resigned as a director and continues to serve as our independent consultant for an additional eighteen months until September 20, 2013.

On July 19, 2006, we entered into a director employment agreement with Ms. Siu Ling Chan, pursuant to which she receives a monthly salary of HK$50,000 (approximately $6,430), plus a guaranteed bonus of HK$50,000 (approximately $6,430) payable on December 31 of each year, as consideration for her services as a director. Ms. Chan was not nominated for re-election and ceased to serve as a director following the 2012 stockholders’ annual meeting.

On April 20, 2012, we entered into an independent director agreement with Ms. Sandy (Han) Zhang, pursuant to which we agreed to pay Ms. Zhang a monthly fee of $5,000 as compensation for her services as a director. Ms. Zhang resigned as a director on August 7, 2012.

All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our executive directors do not receive any compensation in addition to their salaries in their capacity as directors or other remunerations as members of our management team. However, we do pay their expenses related to attending Board meetings and participating in Board functions.

Compensation Committee Interlocks and Insider Participation

Mr. Sean Shao, Mr. David (Xiaoying) Gao, Dr. Yungang Lu and Prof. Wenfang Liu served on the Compensation Committee during the fiscal year ended December 31, 2012. None of them was an employee, an officer, or former officer of the Company during the fiscal year ended December 31, 2012 or during his tenure as a Compensation Committee member. Mr. Gao has served as a member of the Compensation Committee until May 11, 2012, when he was appointed the CEO of the company and resigned from the Compensation Committee. Prof. Liu was elected a member of the Compensation Committee on May 20, 2012. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K during the fiscal year ended December 31, 2012. None of our executive officers has served on the Board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

Compensation Policies and Risk Management

The Compensation Committee and Audit Committee/the Board in cooperation with management reviewed our 2012 compensation program in August 2012. The Compensation Committee and Audit Committee/the Board confirmed that they believed that the elements and features of such program are in line with our balanced approach so that the management would be focused on both short- and long-term performances. As such, they trust that our 2012 compensation program would not encourage management to assume excessive risks and therefore are not reasonably likely to have a material adverse effect on the interest of the Company and its stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Amended Proxy Statement.

/s/ Sean Shao
Mr. Sean Shao, Chair
Dr. Yungang Lu
Prof. Wenfang Liu

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
David (Xiaoying) Gao (3)	Chairman of the Board, CEO and President	Common Stock	132,000	*
Sean Shao (4)	Director	Common Stock	66,666	*
Bing Li (5)	Director	Common Stock	20,000	*
Wenfang Liu (5)	Director	Common Stock	20,000	*
Yungang Lu (6)	Director	Common Stock	20,000	*
Zhijun Tong (7)	Director	Common Stock	20,000	*
Albert (Wai Keung) Yeung (8)	Director	Common Stock	10,000	*
Ming Yin (9)	Senior Corporate Vice President	Common Stock	27,500	*
Zhijing Liu (10)	Corporate Vice President	Common Stock	7,333	*
All officers and directors as a group		Common Stock	323,499	1.20%
5% Security Holders
Siu Ling Chan		Common Stock	5,362,624	19.98%
Lin Ling Li		Common Stock	4,592,624	17.11%
Essence International Investment Ltd (11)		Common Stock	1,550,000	5.77%
Lixin Tian (11)		Common Stock	1,550,000	5.77%
Warburg Pincus Private Equity X, L.P. (12)		Common Stock	7,632,115	28.43%
Charles R. Kaye (12)		Common Stock	7,876,280	29.34%
Joseph P. Landy (12)		Common Stock	7,876,280	29.34%

____________________________
* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)

As of the Record Date, a total of 26,845,101 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included for the purpose of computing the number of shares beneficially owned and the percentage ownership of such Beneficial Owner. We did not deem such shares to be outstanding, however, for purposes of calculating the percentage ownership of any other person.

(3)

Represents 12,000 shares of our Common Stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $5.97 per share, and 100,000 shares out of the 300,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.23 per share, which vests in 12 equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on August 11, 2012.

(4)

Represents 36,666 shares out of the 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which vests in equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on October 11, 2010, and 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $16.39 per share.

(5)	Represents 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $17.00 per share.

(6)	Represents 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.16 per share.
(7)	Represents 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.61 per share.
(8)

Represents 10,000 shares out of the 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $10.57 per share, with first half vested on January 30, 2013 and the second half vesting on July 30, 2013.

(9)

Represents 27,500 shares out of the 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 plan, exercisable at $12.26 per share, which vest in equal portions on a quarterly basis over a three-year period, with an initial vesting date of October 11, 2010.

(10)

Represents 7,333 shares out of the 8,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 plan, exercisable at $12.26 per share, which vest in equal portions on a quarterly basis over a three-year period, with an initial vesting date of October 11, 2010.

(11)	The general partner of Essence International Investment Ltd. is DT Capital Management Limited, which is controlled by Lixin Tian.
(12)

Represents 7,632,115 shares of our common stock held by Warburg Pincus Private Equity X, L.P. (“WP X”) and 244,165 shares of our common stock held by Warburg Pincus X Partners, L.P. (“WPP X”). Warburg Pincus X, L.P., the sole general partner of WP X and WPP X (“WP X LP”), Warburg Pincus X LLC, the sole general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners, LLC, the sole member of WP X LLC (“WPP LLC”), Warburg Pincus & Co., the managing member of WPP LLC (“WP”), Warburg Pincus LLC, which manages each of WP X and WPP X (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Co-President and Managing Member of WP LLC, may be deemed to be the beneficial owner of the shares of common stock held by WP X and WPP X. Messrs. Kaye and Landy may be deemed to control WP X, WPP X, WP X LP, WP X LLC, WPP LLC, WP and WP LLC. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of the common stock, except to the extent of its or his pecuniary interest in such shares.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2012 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described above under the heading “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On December 2, 2011, our majority owned subsidiary Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”) signed an agency contract with Guizhou Eakan Co., Ltd. (“Guizhou Eakan”), an affiliate of one of Guizhou Taibang’s minority shareholders. Pursuant to this agency contract, Guizhou Taibang agrees to pay a commission to Guizhou Eakan for the promotion of Placenta Polypeptide.The commission expense for services rendered by Guizhou Eakan amounted to $3,591,836 and $747,372 for the years ended December 31, 2012 and 2011, respectively.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures Relating to Transactions with Related Persons

Our Board adopted the China Biologic Products, Inc. Related Party Transactions Policy and Procedures on July 27, 2009 and certain amendments on March 11, 2013 (the “Policy”). Under the Policy, all Interested Transactions with Related Parties are subject to approval or ratification in accordance with the procedures set forth below.

The Policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock or (c) immediate family member of any of the foregoing.

Procedures

Under the Policy, the Audit Committee shall review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If the Audit Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Audit Committee has reviewed the Interested Transactions described below in “Standing Pre-Approval for Certain Interested Transactions” and determined that each of the Interested Transactions described therein shall be deemed to be pre-approved or ratified (as applicable) by the Audit Committee under the terms of the Policy. In addition, the board of directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Interested Transaction deemed pre-approved pursuant to paragraph (3) or (4) under “Standing Pre-Approval for Certain Interested Transactions” below and each new Interested Transaction preapproved by the Chair in accordance shall be provided to the Audit Committee for its review.

Under the Policy, no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Audit Committee’s guidelines and that the Interested Transaction remains appropriate.

Standing Pre-Approval for Certain Interested Transactions

The following Interested Transactions has been reviewed in accordance with the Policy and are deemed as having been pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $100,000.

1.

Employment of Executive Officers. Any employment by the Company of an executive officer if (a) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation.

2.	Director Compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.

Certain Transactions with other Companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

4.

Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts.

5.

Transactions Where All Shareholders Receive Proportional Benefits. Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

6.	Transactions Involving Competitive Bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

7.

Regulated Transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

8.

Certain Banking-Related Services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no related party transactions since the beginning of the fiscal year ended December 31, 2012 for which our Policy did not require review, approval or ratification, or where our Policy was not followed.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects our executive officers, delegates authority for the conduct of our day-to-day operations to those officers, and monitors their performance. Members of the Board keep themselves informed of our business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

See “Governance and Nominating Committee” above for a discussion of the process for selecting directors.

There are currently eight directors serving on the Board. Pursuant to Section 3.02 of the Second Amended and Restated Bylaws adopted by the stockholders annual meeting on July 20, 2012, the Board directors have been designated into three Classes: Class I directors currently consist of Mr. David (Xiaoying) Gao, Dr. Bing Li and Mr. Charles (Le) Zhang, with term expiring in 2013; Class II directors currently consist of Mr. Sean Shao and Prof. Wenfang Liu, with term expiring in 2014; and Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2015. At each annual meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. At the Annual Meeting, three directors will be elected as Class I directors for a three-year term expiring at the 2016 Annual Meeting of Stockholders.

The director nominees who have been nominated for election to the Board as Class I directors are listed in the table below. Each of the nominees is a current director of the Company. The stockholders are entitled to vote “withhold” or “for” with respect to each director nominee on an individual basis.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the Annual Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director for a three-year term expiring in 2016.

The three director nominees receiving a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, shall be elected as the Class I directors.

According to our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his/her resignation to the board of directors following certification of the stockholder vote.

In the event of a tendered resignation following a Majority Withheld Vote, the Governance and Nomination Committee will thereafter promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, and the Board shall promptly act upon such recommendation. In considering what action to recommend with respect to the tendered resignation, the Governance and Nomination Committee will take into account all factors deemed relevant by the members of the Governance and Nomination Committee including, without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the board of directors, the director's contributions to us, and our Corporate Governance Guidelines.

Proxies submitted on the accompanying proxy card will be voted for the election of the director nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the director nominees listed below.

Set forth below are the name, age and principal occupation of each nominee for election as a Class I director and of each Class II and Class III directors who will continue to serve on the Board.

Nominees for Election (Class I Directors)

Name	Age	Position with the Company
David (Xiaoying) Gao	62	Chairman of the Board, CEO & President
Bing Li	44	Director
Charles (Le) Zhang	41	Director

The following directors will continue to serve after the Meeting:

Directors with Terms Expiring in 2014 (Class II Directors)

Name	Age	Position with the Company
Sean Shao	56	Director
Wenfang Liu	75	Director

Directors with Terms Expiring in 2015 (Class III Directors)

Name	Age	Position with the Company
Yungang Lu	49	Director
Zhijun Tong	53	Director
Albert (Wai Keung) Yeung	70	Director

Director Qualifications

Directors are responsible for overseeing our business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the board as a whole, in light of our current needs and business priorities. The Company is a NASDAQ listed biopharmaceutical company that is principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Therefore, the Board believes that a diversity of professional experiences in the biopharmaceutical industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the board. In addition, the market in which we compete is characterized by introductions of new products and changes in customer demands and our future success depends upon our ability to keep pace through strong research and development. Therefore, the Board believes that academic and professional experience in research and development in the biopharmaceutical industry should also be represented on the Board.

Summary of Qualifications of Nominees for Class I Directors:

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our Class I director nominees. For more detailed information, please refer to the biographical information for such director set forth above.

Mr. David (Xiaoying) Gao. Mr. Gao has been serving as our CEO since May 10, 2012, our Chairman of the Board since March 30, 2012 and President since January 1, 2013. Prior to joining the Company, Mr. Gao served as the Chief Executive Officer and a director of BMP Sunstone Corporation (Nasdaq: BJGP), as the President and a director of Abacus Investments Ltd, a private wealth management company, as a senior integration advisor for Sanofi, and as the Chief Executive Officer of Abacus. He also held various executive positions at Motorola, Inc. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology. The Board nominated Mr. Gao to serve as a director because he brings to the Board extensive experience gained from working in the pharmaceutical industry in a variety of positions at the senior management level. With a strong mix of operational and financial knowledge, both generally and specifically with regard to the pharmaceutical industry, Mr. Gao adds to the Board’s collective level of expertise, skills and qualifications. In addition, Mr. Gao’s current position as the CEO and President of the Company bring to the Board first-hand knowledge of the Company’s operations and the prospective of the management.

Dr. Bing Li. Dr Li has served as an advisor of Warburg Pincus Asia LLC on potential investment evaluation and portfolio management in healthcare space since June 2010. He served as General Manager of Enterprise Business and Business Development and Commercial Development Director of GlaxoSmithKline China/Hong Kong between 2006 to 2010, and has served in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group. He holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University.

Dr. Li’s experience in equity investments and advising various pharmaceutical companies throughout the world led the Board to conclude that he would be a valuable addition to the Board. His experience on the boards of both public and private pharmaceutical companies also provides significant value and adds to his diverse perspective.

Mr. Charles (Le) Zhang. Mr. Zhang has served as a Partner of DT Capital Partners since 2008, in which capacity Mr. Zhang is responsible for identifying and evaluating potential investment opportunities. Mr. Zhang also served as a Senior Associate at Goldman Sachs Gao Hua Securities from 2006 to 2008, a senior manager at Huawei Technologies from 2000 to 2004 and a product manager at Alcatel from 1998 to 2000. Mr. Zhang currently serves as Director of Chongqing Chuanyi Automation Co. Ltd, Zhongtian Environmental Protection Co. Ltd, Shanghai Liangjiang Communications, and Haizhou Chemicals. Mr. Zhang also serves as supervisor of Porton Fine Chemicals Co. Ltd.

Zhang holds a M.B.A. from Sloan School of Management, the Massachusetts Institute of Technology, and a M.S. and a B.S. in electrical engineering from Harbin Institute of Technology.

The Board selected Mr. Zhang to serve as a director because he has significant experience in equity investment and corporate management. Mr. Zhang’s investment managing background gives him keen insight into Company’s operations. Additionally, as a result of Mr. Zhang’s directorship in a number of chemical companies and his extensive strategic mergers and acquisition experience, he is familiar with a wide range of corporate and board functions that are valuable to the Company.

General Information

For information as to the shares of the Common Stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management” above.

See “Directors and Executive Officers” above for biographical summaries for each of our Class I director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013. KPMG was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by KPMG that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. Representatives of KPMG are expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the Annual Meeting.

Services and Fees of Independent Public Accounting Firm

Aggregate fees billed to the Company by our independent accountant, KPMG, during the last two fiscal years were as follows:

	2012	2011
Audit Fees	$1,042,664	$1,032,228
Audit Related Fees	—	—
Tax Fees	37,077	39,561
All Other Fees	—	—
Total	$1,079,741	$1,071,789

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and audit of the effectiveness of internal control over financial reporting, and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements.

The aggregate amount of Audit Fees for the year 2012 consists of $1,042,664 billed by KPMG, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2012 and review of the Company’s financial statements included in the three Form 10-Q’s for the quarters ended March 31, June 30 and September 30, 2012, and audit of the effectiveness of internal control over financial reporting as of December 31, 2012.

The aggregate amount of Audit Fees for the year 2011 consists of $1,032,228 billed by KPMG, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2011 and review of the Company’s financial statements included in the three Form 10-Q’s for the quarters ended March 31, June 30 and September 30, 2011, and audit of the effectiveness of internal control over financial reporting as of December 31, 2011.

Tax fees paid by us to KPMG of $37,077 and $39,561 were for tax services in 2012 and 2011, respectively.

In accordance with the Audit Committee’s pre-approval policies and procedures described below, during fiscal 2012, 100% of all audit, audit-related, tax and other services performed by KPMG were approved in advance by the Audit Committee. KPMG was our principal auditor and no work was performed by persons outside of this firm.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Audit Committee to assure that such services do not impair the auditors’ independence from us.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in the Compensation Discussion and Analysis and related compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the approval the named executive officer compensation as disclosed in this Proxy Statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and related compensation tables.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of China Biologic Products, Inc. at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, no later than the close of business on December 31, 2013. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

Pursuant to Section 2.04 of our Bylaws, stockholder proposals to be brought before the 2014 Annual Meeting, made outside the Rule 14a-8 processes, must be received by our Corporate Secretary at the principal executive offices of the Company no earlier than February 6, 2014 and no later than March 8, 2014; provided, however, that if the date of the 2014 annual meeting is earlier than May 29, 2014 or later than August 27, 2014, a stockholder proposal must be so received no earlier than the close of business on the 90th day prior to the date of the 2014 annual meeting and not later than the close of business on the later of (i) the 60th day prior to the date of the 2014 annual meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to China Biologic Products, Inc., c/o Corporate Secretary, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China. A copy of our Annual Report on Form 10-K is also made available on our website at http://www.chinabiologic.com after it is filed with the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Annual Meeting other than the election of directors, the ratification of the appointment of the accountants of the Company and the advisory vote on executive compensation. Should any other matters be properly presented, it is intended that the enclosed proxy card will be voted in accordance with the best judgment of the persons voting the proxies.

April 30, 2013	By Order of the Board of Directors

/s/ Ming Yin
Ming Yin
Corporate Secretary

CHINA BIOLOGIC PRODUCTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of China Biologic Products, Inc., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 30, 2013 (the “Proxy Statement”), and hereby constitutes and appoints David (Xiaoying) Gao and Ming Yin (the “Proxies”), or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote, as designed below and with the same force and effect as the undersigned, all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders to be held on June 28, 2013 (the “Annual Meeting”), and at any adjournment or postponement thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

1.	Elect as Class I directors the nominees listed below for a three-year term – The Board recommends a vote FOR each of the listed nominees:

1.	David (Xiaoying) Gao	FOR	[_]	WITHHOLD	[_]
2.	Bing Li	FOR	[_]	WITHHOLD	[_]
3.	Charles (Le) Zhang	FOR	[_]	WITHHOLD	[_]

2.	Ratify the appointment of KPMG as the Company’s independent auditors for fiscal year ending December 31, 2013 – The Board recommends a vote FOR this Proposal.

FOR	[_]	AGAINST	[_]	ABSTAIN	[_]

3.	Approve the compensation of the Company’s named executive officers as disclosed in the Proxy Statement – The Board recommends a vote FOR this Proposal.

FOR	[_]	AGAINST	[_]	ABSTAIN	[_]

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED APRIL 30, 2013 IS UNABLE TO SERVE OR WILL NOT SERVE.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 30, 2013, and the 2012 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

Please sign, date and mail this proxy immediately in the enclosed envelope.

Name
Name (if joint)

Date _____________, 2013

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer of the corporation. No postage is required if returned in the enclosed envelope.